Exhibit 99.1

Rubius Therapeutics Appoints Susanne Schaffert, Ph.D., to its Board of Directors

CAMBRIDGE, Mass., July 14, 2022 (GLOBE NEWSWIRE) – Rubius Therapeutics, Inc. (Nasdaq: RUBY), a clinical-stage biopharmaceutical company that is biologically engineering red blood cells to create an entirely new class of cellular medicines called Red Cell Therapeutics™ for the treatment of cancer and autoimmune diseases, today announced the appointment of Susanne Schaffert, Ph.D., to its board of directors. Dr. Schaffert brings more than 25 years of experience across clinical development, marketing and sales, finance and commercialization in the global pharmaceutical and biotechnology industries, with a focus on oncology, immuno-oncology and cell therapy. Dr. Schaffert most recently served as President of Novartis Oncology. Also, today, Rubius announced that Anne Prener, M.D., Ph.D., is stepping down from her role on the board of directors, effective today.

“Susanne’s deep knowledge in oncology drug development and commercialization will be instrumental as we continue to advance our oncology pipeline of Red Cell Therapeutics™, including RTX-240 and RTX-224 for the treatment of solid tumors. I am thrilled to welcome Susanne to the Rubius board of directors,” said Pablo J. Cagnoni, M.D., president and chief executive officer of Rubius Therapeutics. “We’d also like to thank Anne for her many contributions since joining the board in 2019, including her counsel as we transitioned from a discovery-stage organization to the clinical-stage company that we are today.”

“Rubius Therapeutics has advanced an entirely new class of medicines and has made remarkable progress across its broad clinical pipeline of cancer therapeutics and preclinical autoimmune program, all supported by the proprietary RED PLATFORM® and fully-owned manufacturing capabilities,” said Dr. Schaffert. “I look forward to working closely with the Rubius management team and the rest of the board as we move into later-stage development and advance the company’s mission of bringing potentially life-changing cellular therapies to patients with cancer and autoimmune diseases.”

Dr. Schaffert spent 27 years at Novartis, most recently as President of Novartis Oncology. Before that, she spent six years in Novartis’ Oncology Business as a member of the Global Novartis Oncology Leadership Team, including as Region Head, Novartis Oncology Europe, where she successfully launched and marketed key products in lung, breast and renal cancer as well as hematology. She also served as President and Chair of Accelerated Advanced Applications (AAA), launching Lutathera®, a radioligand therapy for the treatment of certain cancers, in the U.S. and E.U. Also during her tenure in Novartis’ Oncology Business, she was instrumental in the GSK Oncology integration. From 2010-2013, Dr. Schaffert was Head of Investor Relations, and before that, she served as Global Franchise Head for Immunology and Transplantation. Dr. Schaffert first joined Novartis Germany in 1995 and held a series of positions in Sales and Marketing with increasing responsibilities in both national and global functions. Dr. Schaffert holds a Ph.D. with honors in Organic Chemistry and an M.Sc. in Chemistry, both from the University of Erlangen (Germany).

About Rubius Therapeutics

Rubius Therapeutics is a clinical-stage biopharmaceutical company developing a new class of medicines called Red Cell Therapeutics™. The Company’s proprietary RED PLATFORM® was designed to biologically engineer and culture Red Cell Therapeutics™ that are selective, potent and off-the-shelf allogeneic cellular therapies for the potential treatment of several diseases across multiple therapeutic areas. Rubius’ initial focus is to advance RCT™ product candidates for the treatment of cancer and autoimmune diseases by leveraging two distinct therapeutic modalities — potent cell-cell interaction and tolerance induction. Rubius Therapeutics was recently named among the 2021 Top Places to Work in Massachusetts by the Boston Globe, and its manufacturing site was recently named 2022 Best Places to Work in Rhode Island by Providence Business News. For more information, visit www.rubiustx.com, follow us on Twitter or LinkedIn or like us on Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Rubius’ plans, including plans to advance the Red Cell Therapeutics™ pipeline, later-stage development plans and plans to advance the company’s mission. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties related to the development of our Red Cell Therapeutic product candidates and their therapeutic potential, our ability to execute on our plans and expectations, our analyses of clinical and preclinical data and other risks identified in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2022, and risks and uncertainties related to the severity and duration of the impact of COVID-19 on our business and operations. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Contacts:

Rubius Therapeutics

Investors

Lori Murray, Chief Corporate Affairs Officer

lori.murray@rubiustx.com

Media

Marissa Hanify, Director, Corporate Communications

marissa.hanify@rubiustx.com